EXHIBIT 23.2

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Computone Corporation
Alpharetta, Georgia

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Computone Corporation Amended and Restated Equity Incentive Plan, 1997 Equity Incentive Plan, and 1998 Equity Incentive Plan of our report dated August 6, 1998 relating to the consolidated financial statements of Computone Corporation included in the Company's Annual Report on Form 10-KSB for the year ended April 3, 1998. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

     We also consent to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.


/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP

Atlanta, Georgia
March 31, 1999